EXHIBIT 8.1

DIRECT SUBSIDIARIES OF ELETROBRAS

Name (Direct Control)	Percentage of Voting Capital
Eletronorte	100.00%
Chesf	100.00%
CGT Eletrosul	100.00%
Eletropar	83.71%

Exh: 8.1-1